Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of October, 2010 (the “Effective Date”) by and between Affirmative Insurance Holdings, Inc. (the “Company”) and Gary Y. Kusumi (“Executive”).

PRELIMINARY STATEMENTS

A.	The Company desires to employ Executive as Chief Executive Officer, and the Executive desires to be employed by the Company in this capacity;

B.	Each party desires to set forth in writing the terms and conditions of their understandings and agreements.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement:

STATEMENT OF AGREEMENT

1. Position.

(a) The Company agrees to employ Executive in the position of Chief Executive Officer. Executive shall serve and perform the duties which may from time to time be assigned to him by the Company’s Board of Directors (the “Board”).

(b) Executive agrees to serve as Chief Executive Officer and agrees that he will devote his best efforts and all of his business time and attention to all facets of the business of the Company and will faithfully and diligently carry out the duties of this position; provided, however that Executive may devote reasonable time to activities involving professional, charitable, and similar types of organizations, speaking engagements and memberships on the boards of directors of other organizations, and may continue his involvement as a part owner of CKM Financial, LLC, so long as such activities do not interfere with the performance of Executive’s duties hereunder, and do not represent a conflict of interest. Executive agrees to comply with, and will make reasonable efforts to ensure the Company is complying with, all Company policies in effect from time to time, and to comply with all laws, rules and regulations applicable to the Company, including, but not limited to, those established by the Department of Insurance, the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company.

(c) Executive will serve on the Company’s Board of Directors (“Board”), at the continuing discretion of the stockholders, during the Term of this Agreement. Further and upon request by the Board of the Company and consent by Executive, Executive shall serve as a Director of any and all of Company’s subsidiaries, provided, however, such consent shall not be unreasonably withheld.

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(d) Executive agrees to travel as necessary to perform his duties under this Agreement.

(e) The Company, in its sole discretion, may require that Executive be designated an employee of one or more of the Company’s subsidiaries or affiliates for such purposes as payroll and benefits administration. The employment of Executive by any such subsidiary or affiliate to facilitate the Company’s internal administrative purposes shall be considered employment by the Company within the meaning of this Agreement and shall not otherwise affect any of the rights or responsibilities of the Company or Executive hereunder, including, but not limited to, Executive’s level of compensation. Notwithstanding the foregoing, the Company shall not be entitled to redesignate Executive’s employment as contemplated in this Section, if such redesignation would preclude him from being represented in all public filings as the Chief Executive Officer of the Company.

(f) The position of Chief Executive Officer shall be located at the Company’s administrative offices, presently located in Burr Ridge, Illinois.

2. Term of Agreement.

(a) Initial Term. The Initial Term of this Agreement shall be three (3) years from the Effective Date (“Initial Term”), unless otherwise terminated pursuant to Section 5 of this Agreement. The Initial Term and any extension thereof shall be referred to herein as the “Term.”

(b) Expiration of Term. This Agreement will terminate automatically upon the expiration of the Term, or any extension thereof. The Company shall provide written notice of its intention to renew or extend this Agreement to Executive at least one (1) year before the last day of the Term. In the event that the Company and the Executive do not agree to a renewal or extension of this Agreement, then as of the last day of the Term: (1) unless otherwise set forth in the award documents, Executive’s unvested stock options and restricted stock awards will immediately vest; and (2) Executive shall be entitled to an amount equal to the previous year’s Bonus paid to Executive prorated on a daily basis for the number of days employed in the year of expiration of the Term through the date of expiration of the Term, to be paid in full within 30 days of the expiration of the Term.

3. Compensation and Benefits.

(a) Base Salary. The Company shall pay Executive an annual salary of at least Six Hundred Fifty Thousand Dollars ($650,000) (the “Base Salary”), with such amounts to be paid on a bi-weekly basis pursuant to the Company’s standard payroll practices. Executive’s Base Salary shall be reviewed at least annually for consideration of appropriate merit increases and, once established, the Base Salary shall not be decreased during the Term without the consent of Executive.

(b) Bonus Opportunities. In addition to the Base Salary, Executive will be eligible to participate in the Company’s bonus plan(s) (“Bonus”) with eligibility for a target annual bonus of 100% of Base Salary. For calendar year 2010, Executive shall receive a guaranteed minimum

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Bonus of $165,000. Executive’s annual Bonus will be determined based on achieving objectives as determined by the Board of Directors and the Compensation Committee.

(c) Stock. Executive will also be eligible to participate in the Company’s 2004 Amended and Restated Stock Incentive Plan (“Stock Plan”), as may be amended from time to time. To the extent there is any conflict between this Agreement and the terms of award document pursuant to which such stock, options or other long-term equity incentives are awarded to Executive (the “Award Document”), the terms of the Award Document shall be primary and controlling.

(d) Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(e) Benefits Generally. The Company shall make available to Executive, throughout the term of this Agreement, benefits as are generally provided by the Company to its executive officers, including but not limited to any group life, health, dental, vision, disability or accident insurance, 401(k) plan, supplemental retirement plan, deferred compensation plan, or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company for its executive officers and key management personnel; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy.

(f) Vacation. Executive shall be entitled to paid time off (“PTO”) of no less than twenty-seven (27) days during each calendar year, consistent with the policies then applicable to executive officers.

4. Reimbursement of Expenses. The Company shall reimburse Executive for all business expenses, which are reasonable and necessary and are incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers, or such other information and documentation as the Company may reasonably require. The Board reserves the right to deny any unreasonable business expense.

5. Termination.

(a) Termination by the Company.

(i) Without Cause. The Company may terminate this Agreement for any reason or no reason upon thirty (30) days written notice to Executive; however, a failure to renew under Section 2(b) shall not constitute a termination for purposes of this Section 5. If the Company terminates this Agreement pursuant to this provision, the Company will provide Executive with the following: (1) the payment of all earned but unpaid Base Salary and PTO (“Accrued Compensation”), (2) an amount equal to the previous year’s Bonus paid to Executive prorated on a daily basis for the number of days employed in the year of termination through the date of termination (the “Pro Rata Bonus”), (3) the payment of an amount equal to the sum of (a) the Executive’s then-current Base Salary and (b) an amount equal to the Executive’s Target

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Bonus (this item (3) constituting the “Additional Severance Payment”), and (4) the Company shall pay the cost to Executive as such costs become due for continuation coverage under COBRA (hereinafter referred to as the “Termination COBRA Payments”) during the Continuation Period (as hereafter defined). If and when the COBRA coverage ceases during the Continuation Period, the Company will reimburse Executive for comparable coverage as received under COBRA on a monthly basis during the remainder of the Continuation Period. The Continuation Period shall be the period commencing on the date of termination of this Agreement and ending twelve (12) months after the date of termination of this Agreement.

(ii) For Cause. The Company may terminate this Agreement at any time for Cause. Upon termination by the Company for Cause, Executive shall only be entitled to Accrued Compensation. “Cause” means any of the following:

a) Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with the Company, or any material violation of Company policies (including the Company’s ethics policies), or any law, rules, or regulations applicable to the Company, including, but not limited to, those established by the Department of Insurance, the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company or any failure by Executive to inform the Company of any violation of any law, rule or regulation by the Company or one of its direct or indirect subsidiaries of which Executive has knowledge;

b) Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or any lesser crime having as its predicate element fraud, dishonesty, misappropriation, or moral turpitude;

c) Executive’s neglect of duties or failure to perform obligations under this Agreement (other than due to disability) that materially causes harm to the Company or that has materially damaged or interfered with the Company’s relationships with its customers, suppliers, employees or other agents; provided, however, that the Company shall give the Executive written notice of any actions or omissions alleged to constitute Cause under this subsection (c) and the Executive shall have thirty (30) days to cure any such alleged Cause;

d) Executive’s substance abuse or illegal use of drugs that impairs Executive’s performance, that materially causes harm to the Company or that, in the reasonable judgment of the Board, has damaged or interfered with the Company’s relationships with its customers, suppliers, employees or other agents;

e) Executive’s commission of an act or acts in the performance of his duties under this Agreement amounting to gross negligence or willful misconduct; or

f) Executive’s breach of Sections 7 or 8 of this Agreement.

g) The Company may place Executive on paid administrative leave from work during any investigation by the Company of a “cause” reason for Executive’s termination, and may prohibit Executive from coming into work, accessing the Company’s computer system, and contacting its employees or customers during this time; provided, however, upon a failure of

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the Board of Directors to find that Cause exists, such placing of Executive on leave two times during the Term shall constitute Good Reason under Section 5 below.

h) Cause shall be determined by the affirmative vote of at least a majority of the members of the Board (excluding the Executive, if a Board member). Executive shall be given fifteen (15) days written notice of the Board meeting at which Cause shall be decided, and shall be given an opportunity prior to the vote on Cause to appear before the Board, with or without counsel, at Executive’s election, to present arguments on his own behalf. The notice to Executive of the Board meeting shall identify with reasonable detail the reasons for such consideration of Cause. The pendency of the notice period described herein shall not prevent or delay the Company’s ability to enforce the restrictive covenants contained herein.

(iii) Change in Control. If, within six (6) months following the occurrence of an event constituting a Change in Control, (A) the Company terminates this Agreement for reasons other than Cause or due to disability as described in Section 5(c), or, (B) Executive terminates this Agreement for Good Reason, the Company shall provide Executive with the following: (1) Accrued Compensation, (2) a Pro Rata Bonus, (3) an amount equal to two (2) times the Additional Severance Payment, (4) the Company shall pay the Termination COBRA Payments during the Continuation Period. If and when the COBRA coverage ceases during the Continuation Period, the Company will reimburse Executive for comparable coverage as received under COBRA on a monthly basis during the remainder of the Continuation Period. The term “Change in Control” shall mean a transaction or event (or series of transactions or events) as a result of which: (1) New Affirmative LLC or any Excluded Persons (or any successor thereof) cease to own at least 20% of the total voting stock of the Company; or (2) any “person” as such term is used in Section l3(d) and 14(d) of the Exchange Act (other than any Excluded Person, the Company or any Company employee benefit plan, including its trustees) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50% ) of the total voting stock of the Company. “Excluded Person” shall mean any of New Affirmative LLC, Affirmative Investment LLC, The Enstar Group, Inc. and any of their respective stockholders, members, affiliates, subsidiaries, or any such persons under common control.

(b) Termination by Executive.

(i) No Good Reason. Executive may terminate this Agreement for any reason upon providing thirty (30) days written notice to the Company. If Executive terminates this Agreement pursuant to this provision, the Company will pay Executive the Accrued Compensation.

(ii) For Good Reason. Executive may terminate this Agreement for Good Reason subject to the provisions of this subsection. The term “Good Reason” shall mean termination of Executive’s employment with the Company by the Executive by giving at least thirty (30) days advance written notice within thirty (30) days of the occurrence of one of the following events:

a) the Company’s material breach of any provision of this Agreement or any of the covenants contained herein that, if capable of being cured, remains uncured after

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Executive has delivered a written notice of breach to the Company and after the Company has had thirty (30) days after receipt of such written notice to cure such breach;

b) in the event of a requirement that Executive relocate Executive’s principal office to a location that is more than forty (40) miles from the location of the Company’s administrative offices in Burr Ridge, Illinois; provided, however, that travel as necessary to perform duties under this Agreement shall not be deemed a violation of this subsection (b).

c) without the Executive’s written consent: (A) a material adverse change in the Executive’s status, office, title, position or responsibilities (including reporting responsibilities) as Chief Executive Officer which represents a material adverse change from his status, office, title, position or responsibilities as Chief Executive Officer as in effect at any time within 90 days preceding such occurrence or at any time thereafter; provided, however, that if Executive holds the position of Chairman of the Board at any time during this Agreement, then any such change as to the position of Chairman of the Board shall not be deemed a violation of this subsection (c); (B) the assignment to Executive of any duties or responsibilities which are materially inconsistent with and adverse to his status, office, title, position or responsibilities as Chief Executive Officer in effect at any time within 90 days preceding such occurrence or at any time thereafter; provided, however, that if Executive holds the position of Chairman of the Board at any time during this Agreement, then any such assignment as to the position of Chairman of the Board shall not be deemed a violation of this subsection (c); or (C) any removal of the Executive from any such material status, office, title, position or responsibility as Chief Executive Officer; provided, however, that if Executive holds the position of Chairman of the Board at any time during this Agreement, then any such removal as to the position of Chairman of the Board shall not be deemed a violation of this subsection (c);

d) without the Executive’s written consent, a material reduction in the Executive’s Base Salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due; provided, however, that the Executive shall give the Company written notice of any actions or omissions alleged to constitute Good Reason under this subparagraph (d) and the Company shall have ten (10) business days to cure any such alleged Good Reason; or

e) without the Executive’s written consent, the Company fails to nominate Executive for a position on the Board in connection with the Company’s regularly scheduled annual stockholders’ meeting.

Upon termination for “Good Reason” pursuant to this provision, Executive shall be entitled to all benefits and payments as provided in Section 5(a)(i) hereof for a termination by the Company without Cause.

(c) Disability. The Company may terminate this Agreement at any time Executive shall be deemed by the Board to have sustained a “disability.” Executive shall be deemed to have sustained a “disability” if he shall have been unable, with reasonable accommodation, to perform his duties for a period of more than ninety (90) consecutive days in any twelve (12) month period. Upon termination of this Agreement for disability, the Company shall pay Executive his Accrued

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Compensation and the Pro Rata Bonus in a lump sum, subject to applicable withholdings, within thirty (30) calendar days of termination of this Agreement because of Executive’s disability.

(d) Death. This Agreement will terminate automatically upon Executive’s death. Upon termination of this Agreement because of Executive’s death, the Company shall pay Executive’s estate his Accrued Compensation and the Pro Rata Bonus in a lump sum within thirty (30) calendar days of termination of this Agreement because of Executive’s death.

(e) Employment. Upon termination of this Agreement for any reason, including expiration of the Term pursuant to Section 2 or a termination for a reason specified in this Section 5, Executive’s employment shall also terminate and cease, and Executive will voluntarily resign any Director or Board positions he holds, unless otherwise requested by the Company.

(f) Transition Period. Upon termination of this Agreement, and for a period of thirty (30) days thereafter (the “Transition Period”), Executive agrees to make himself available to assist the Company with transition projects reasonably assigned to him by the Board. Executive will be paid at a daily rate of Two Thousand Dollars ($2,000.00) dollars per day, for each day which Executive worked on behalf of the Company pursuant to this Section 5(f).

(g) Severance Payment. Any payment of Accrued Compensation or Pro Rata Bonus under this Section 5 shall be made in a lump sum within 30 days of termination of this Agreement. Any Additional Severance Payment payment to Executive under this Section 5 (other than pursuant to Section 5(a)(iii)) will be payable in twelve equal monthly installments due on the first day of each month during the course of the year following termination of this Agreement. In the event of a severance payment to be made to Executive pursuant to Section 5(a)(iii), any Additional Severance Payment in a lump sum within five (5) business days of such termination.

(h) Section 409A. Notwithstanding the foregoing severance provisions, if the Board (or its delegate) determines in its or his or her discretion that Executive is a “Specified Employee” (as defined in Section 409A of the United States Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”)) as of the Executive’s separation from service (as defined in Section 409A), the following rules will apply with respect to severance payable in installments:

(i) For purposes of applying the exception to Section 409A for short-term deferrals, each severance payment installment under Section 5(g) above will be treated as a separate payment for purposes of Section 409A. Accordingly, any severance payment paid (i) within 2-1/2 months of the end of the Company’s taxable year containing Executive’s termination date, or (ii) within 2-1/2 months of Executive’s taxable year containing the termination date shall be exempt from Section 409A and shall be paid as described above;

(ii) To the extent severance payments are not exempt from Section 409A under subparagraph (i) above, if Executive’s severance payments otherwise payable in the first six months following Executive’s termination date are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2), such severance payments shall be exempt from Section 409A and shall be paid as described above; and

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(iii) Only to the extent a portion of Executive’s severance payments are not exempt from Section 409A pursuant to subparagraphs (i) and (ii) above, then, any such remaining severance payments will not be paid to Executive until the first payroll date of the 7th month following Executive’s termination date. Any deferred payments will be paid in a lump sum and shall be equal to the portion of the severance payment that exceeds the Section 409A limit. Thereafter, the remainder of Employee’s severance payments will continue in monthly installments through completion of the Non-Interference Period (with each monthly installment being paid in the gross sum of the Additional Severance Payment divided by 24).

If the Board (or its delegate) determines that Executive is a “Specified Employee” and Executive is entitled to a lump sum severance payment, such payment shall be made on the first day of the 7th month following Executive’s termination date.

6. Release. Notwithstanding any other provision in this Agreement to the contrary, payment of any amount due under Sections 2(b) or 5 of this Agreement shall be made only if Executive executes and delivers to the Company within forty-five (45) days of his termination a severance and release agreement in the form attached hereto as Exhibit A (the “Release”) and such Release has not been revoked. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive the above-stated payments. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death.

7. Nondisclosure.

(a) The Company shall, immediately after executing this Agreement, provide Executive with some or all of the Company’s various trade secrets and confidential or proprietary information, including information he has not received before, consisting of, but not limited to, all information: that is non-public or proprietary to the Company, or its affiliates including, but not limited to, information concerning its business activities including, but not limited to, the present marketing and administration of certain insurance business and processes, including but not limited to any and all information concerning non-standard automobile insurance business, financial information, administrative procedures, pricing methods and policies, client lists and information, business and marketing strategies, claims and underwriting procedures and guidelines, claims and underwriting files, utilization review and manuals, data format, data gathering retrieval systems and methods, ideas about current and future services. Confidential Information shall not include: (i) information that Executive may furnish to third parties regarding his obligations under Sections 7 and 8; or (ii) information that becomes generally available to the public by means other than Executive’s breach of Section 7 (for example, not as a result of Executive’s unauthorized release of marketing materials).

(b) Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during Executive’s employment with the Company and thereafter. Executive further agrees that he shall not, without the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during

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Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company, except as Executive may be required by Court Order. If such Court Order is issued, Executive shall inform the Company a reasonable time prior to compliance.

(c) Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within seventy-two (72) hours) after the termination or expiration of this Agreement for any reason.

8. Noncompete, Nonsolicitation, and Non-Disparagement.

(a) Business Relationships and Goodwill. Executive acknowledges and agrees that, as an employee and representative of the Company, Executive will be given Confidential Information. Executive acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, Executive and the Company’s current and prospective customers, limited partners, and investors. Executive further acknowledges and agrees that there is a high risk and opportunity for any person given such responsibility and Confidential Information to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective customers, limited partners, and investors. Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation. Consequently, Executive agrees to the following noncompetition and nonsolicitation covenants.

(b) Scope of Noncompetition Obligation.

(i) Executive acknowledges and agrees that the period of one (1) year following the termination or expiration of this Agreement for any reason will constitute the non-compete, non-solicit and non-divert period (the “Non-Interference Period”). During his employment and during the Non-Interference Period, Executive will not engage in duties or provide services to a Competitor which are substantially similar to those Executive provided to the Company under this Agreement, in any capacity, upon the termination or expiration of this Agreement in states where the Company is doing business or has expended resources in pursuit of, or in preparation to do, business (“Prohibited Market); provided, however, that the foregoing shall not apply in the event that the Term of this Agreement expires by reason of the Company’s election not to renew or extend this Agreement. The term “Competitor” means (i) insurance companies providing non-standard automobile insurance coverage of any type or class as a primary line of business (in excess of fifteen percent (15%) of aggregate revenues), (ii) underwriting agencies (or managing general agencies) that produce and administer non-standard automobile insurance as a primary line of business, and (iii) retail agencies that sell non-standard automobile insurance policies as a primary line of business.

(ii) Executive agrees that he shall not at any time during his employment divert away or attempt to divert away any business from the Company to another company, business, or

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individual. Additionally, Executive shall not, during the Non-Interference Period, solicit, divert away or attempt to divert away business from any Company Customer, either directly or indirectly. “Company Customer” is defined as any then-current customer that Executive contacted, solicited, serviced, or had accessed Confidential Information about. “Solicit” is defined as soliciting, inducing, attempting to induce, or assisting any other person, firm, entity, business or organization, whether direct or indirect, in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by Executive, the Company Customer, or any other person, firm, entity, business, or organization.

(iii) Executive further agrees that during the Non-Interference Period, he will not directly or indirectly: (a) solicit, entice, persuade or induce any employee, agent or representative of the Company, who was an employee, agent or representative of the Company upon the termination or expiration of this Agreement, to terminate such person’s relationship with the Company or to become employed by any business or person other than the Company; (b) approach any such person for any of the foregoing purposes; (c) authorize, solicit or assist in the taking of such actions by any third party; or (d) take actions to hire any such person.

(iv) Executive further agrees that, during the Non-Interference Period, he shall not own, manage, operate, control, invest or acquire an interest in, or otherwise similarly engage or participate in (whether as a proprietor, owner, member, partner, stockholder, director, officer, employee, consultant, joint venturer, investor, sales representative or other participant) any Competitor or business or entity that owns or operates, or controls another business or entity that owns or operates a Competitor located in the Prohibited Market; provided, however, that the foregoing provisions shall not prohibit the Employee from: (a) being a passive investor in any publicly traded entity, as long as any such investment does not exceed ten percent (10%) of the outstanding equity securities of such entity; (b) continuing as a non controlling investor in any entity which subsequent to the date of the Executive’s investment therein becomes the owner or operator of, or acquires control of another business or entity that owns or operates, a Competitor in a Prohibited Market (provided that if any entity in which the Executive is a non controlling investor acquires a non-standard automobile insurance in a Prohibited Market, the Executive shall limit his participation in such entity to a passive role); or (c) investing in or becoming employed by any entity whose ownership, operation or control of a Competitor is not material relative to its principal business activities provided Executive’s participation in such a Competitor is not a material part of Executive’s duties.

(c) Non-Disparagement. During the term of Executive’s employment with the Company and following the termination or expiration of this Agreement for any reason, Executive shall not disparage, discredit or otherwise criticize, directly or indirectly, verbally or in writing, the Company or any of its subsidiaries, or any of their respective businesses, products, practices, trademarks, employees, officers, or directors. Further, during the term of Executive’s employment with the Company and following the termination or expiration of this Agreement, the officers of the Company shall not disparage, discredit or otherwise criticize, directly or indirectly, verbally or in writing, including issuing a public statement, Executive.

(d) Acknowledgement. Executive acknowledges that the compensation and Confidential Information provided to Executive pursuant to this Agreement, give rise to the Company’s interest in restraining Executive from competing with the Company, that the

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noncompetition and nonsolicitation covenants are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

(e) Survival of Covenants. Sections 7 and 8 shall survive the expiration or termination of this Agreement for any reason. Executive agrees not to challenge the enforceability or scope of Sections 7 and 8. Executive further agrees to notify all future persons, businesses, or other entities, with which he becomes affiliated or employed by, of the restrictions set forth in Sections 7 and 8, prior to the commencement of any such affiliation or employment.

9. Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

11. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient: if to the Company, General Counsel, 150 Harvester Drive, Suite 300, Burr Ridge, Illinois 60527, and if to Executive, to such address as specified by the Executive to the Company from time to time in writing. Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

12. Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction. Any action or arbitration in regard to this Agreement or arising out of its terms and conditions, pursuant to Sections 26 and 27, shall be instituted and litigated only in Chicago, Illinois.

13. Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement.

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14. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.

15. Amendment. This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

16. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

17. Non-Waiver. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and Executive.

18. Announcement. Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company’s discretion.

19. Use of Name, Likeness and Biography. Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent. This right shall terminate upon the termination of this Agreement. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive that is approved in advance by Executive.

20. Corporate Opportunities. Executive acknowledges that during the course of Executive’s employment by Company, Executive may be offered or become aware of business or investment opportunities in which Company may or might have an interest (a “Corporate Opportunity”) and that Executive has a duty to advise Company of any such Corporate Opportunities before acting upon them. Accordingly, Executive agrees: (a) that Executive will disclose to the Board any Corporate Opportunity offered to Executive or of which Executive becomes aware, and (b) that Executive will not act upon any Corporate Opportunity for Executive’s own benefit or for the benefit of any Person other than Company without first obtaining consent or approval of the Board (whose consent or approval may be granted or denied solely at the discretion of the Board; provided, that Executive, at Executive’s election, may act upon any such Corporate Opportunity for Executive’s benefit or the benefit of any other Person if the Board has not caused Company to act upon any such Corporate Opportunity within sixty (60) days after disclosure of such Corporate Opportunity to Company by Executive.

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21. Right to Insure. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and by signing such applications and other instruments as may be reasonably required by the insurance carriers to which application is made for any such insurance.

22. Assistance in Litigation. Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall reasonably cooperate with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company will pay Executive a reasonable hourly rate for Executive’s cooperation pursuant to this Section 22.

23. No Inconsistent Obligations. Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

24. Notification of New Employer. Upon termination of this Agreement for any reason, or expiration of this Agreement, Executive hereby consents to the notification by the Company to Executive’s new employer of the provisions of Sections 7, 8, and 9 of this Agreement. In addition, in the event that Executive plans to render services to a company that works in a similar field as the Company, Executive agrees to provide the Company with as much notice as possible of Executive’s intention to join that company or business but in no event will Executive provide less than two weeks notice of that intention; provided, however, the provision of such notice and the Company’s receipt thereof shall not constitute a waiver of any breach of any provision of this Agreement.

25. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

26. Remedies. The parties recognize and affirm that in the event of a breach of Sections 7 and 8 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 7 and 8, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In

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addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Sections 7 or 8, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that the Company shall have the right to offset the amount of any damages resulting from a breach by Executive of Sections 7 or 8 against any payments due Executive under this Agreement; provided, however, that any such amount offset will be deposited into an escrow account pending adjudication of the dispute giving rise to the offset. The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction, the breaching party will be required to pay the non-breaching party’s attorneys’ fees.

27. Arbitration. Other than as stated in Section 26, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration will take place in Chicago, Illinois. All disputes shall be resolved by a one (I) arbitrator. The method for selecting the arbitrator is set forth in the AAA’s Commercial Arbitration Rules. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award those remedies set forth in Section 26. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded, including those set forth in Section 26 where the arbitrator finds Executive violated Sections 7 or 8. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

28. Fees and Expenses. To induce the Executive to execute this Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement should the Company fail to perform its obligations under this Agreement:

(a) In the event that the Executive’s employment is terminated by the Company prior to a Change in Control either for Cause or without Cause, the Company shall reimburse the Executive for any reasonable attorneys’ fees, expenses and court costs incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (including as a result of any litigation by the Executive regarding the benefits payable to the Executive pursuant to tins Agreement); provided, however, that such reimbursement shall only be payable by the Company (i) if the Executive prevails on any material issues involved in such litigation and (ii) upon receipt of proof of such expenses.

(b) In the event that the Executive’s employment is terminated after a Change in Control either by the Company either for Cause or Without Cause or by the Executive for Good Reason, the Company shall reimburse the Executive for any reasonable attorneys’ fees, expenses and court costs incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (including as a result of any litigation by the Executive regarding the benefits payable to the

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Executive pursuant to this Agreement) upon receipt of proof of such expenses regardless of which party, if any, prevails in the contest.

29. Voluntary Agreement. Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

30. No Set-Off; No Mitigation. Except as provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

31. Indemnification. The Company agrees that if Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer or employee of the Company or is or was serving at the request of the Company as an officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as an officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by the Company’s By-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time, except that this Section 32 shall not apply to the following Proceedings: (a) any Proceeding initiated or brought voluntarily by Executive against the Company or its directors, officers employees or other indemnitees, unless the Board of Directors has authorized or consented to the initiation of the Proceeding (or any part of the Proceeding), and (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Executive of securities of the Company within the meaning of Section l6(b) of the Exchange Act or any similar successor statute. The rights conferred on Executive by this Section 32 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the By-laws,

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agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Section 32 shall continue until and terminate upon the latest of: (a) the statute of limitations applicable to any claim that could be asserted against Executive with respect to which he may be entitled to indemnification under this Section 32, (b) ten years after the date that Executive has ceased to serve as a director or officer of the Company or as a director, officer, employee, member, or agent of any other corporation, limited liability corporation, partnership, joint venture, trust or other enterprise at the request of the Company, or (c) if, at the later of the dates referred to in (a) and (b) above, there is a pending Proceeding in respect of which Executive is granted rights of indemnification under this Section 32, one year after the final termination of such Proceeding, including any and all appeals. The indemnification and advancement of expenses provided for by this Section 32 shall inure to the benefit of his heirs, executors and administrators.

32. Section 409A. To the extent any amounts payable hereunder are deferred compensation within the meaning of Section 409A, this Agreement is intended to comply with Section 409A and the terms of this Agreement shall be applied consistent with the requirements of Section 409A. To the extent that any provision of this Agreement is or will be in violation of Section 409A, the Company and Executive agree to amend this Agreement so that it complies with Section 409A. If any amounts payable under this Agreement would be subject to any penalty tax by reason of the application of Section 409A, the Company will use commercially reasonable efforts to take such reasonable steps as it may determine to be necessary or desirable, with Executive’s consent, to ensure that such amounts are not subject to such penalty tax. However, any such tax under Section 409A is ultimately the responsibility of the Executive. Executive is advised to seek tax advice and agrees to assume such personal tax liability as may be incurred under this Agreement.

Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Amounts reimbursable under Section 5(a)(iii) and Section 28 of this Agreement shall be paid on or before the last day of the year following the year in which the applicable expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to Executive) shall not be subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, as of the Effective Date.

COMPANY

Dated:	January 4, 2011	By:	/s/Joseph G. Fisher
		Name:	Joseph G. Fisher
		Title:	Executive Vice President

EXECUTIVE

Dated:	January 4, 2011	By:	/s/ Gary Y. Kusumi
		Name:	Gary Y. Kusumi

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